                                                                                              Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

EXTRACT OF THE MINUTES OF THE 213th MEETING OF THE BOARD OF DIRECTORS HELD ON JANUARY 3, 2019.

As Secretary of the Meeting of the Board of Directors, I hereby CERTIFY that the Minutes of the 213th Board of Directors Meeting of Oi S.A. – In Judicial Reorganization held on January 3, 2019, at 12:00, by conference call, contains the following:

“VI. RESOLUTIONS: (…) Thereafter, Mr. Eurico Teles reported on the negotiations maintained by the Company with its shareholder Pharol, to settle all disputes initiated by the latter against the Grupo Oi Companies, in Brazil and abroad, noting the possible positive impacts of a potential agreement that may cease the market’s uncertainties regarding the results of the ongoing disputes and that may avoid potential contingencies and high administrative and judicial costs to Oi. Mr. Eurico Teles described the following assumptions adopted by the Company to facilitate an agreement: (…) (b) payment by the Company of 33.8 million in treasury stock (32 million ordinary shares and 1.8 million preferred shares); (…) The members of the Board made their doubts clear and discussed the matter, unanimously approving the terms and conditions of the proposal presented by Management, granting them the right to proceed with the necessary measures to execute the agreement with Pharol, highlighting its importance and recognizing the initiative, the effort and the results achieved by the Company’s management.

All members of the Board of Directors were present and affixed their signatures: Eleazar de Carvalho Filho (Chairman of the Board), Marcos Grodetzky (Vice-Chairman), Marcos Bastos Rocha, José Mauro M. Carneiro da Cunha, Rodrigo Modesto de Abreu, Wallim C. de Vasconcellos Junior, Ricardo Reisen de Pinho, Henrique José Fernandes Luz, Paulino do Rego Barros Jr, Maria Helena dos Santos F. Santana and Roger Solé Rafols.

Rio de Janeiro, January 3, 2019.

José Augusto da Gama Figueira

Secretary